Exhibit 99.1

The Greenrose Holding Company Reports Second Quarter 2022 Results

●	Continued Focus on Ramping Cultivation Capacity in Connecticut and Arizona

●	Progressing Into Second Half of 2022 with Strengthened Leadership Team

●	Provides Update on Full Year 2022 Guidance

Amityville, New York ‒ August 22, 2022 ‒ The Greenrose Holding Company Inc. (OTC: GNRS, GNRSW) (“Greenrose” or the “Company”), a multi-state grower and producer of cannabis brands and products, is reporting financial and operating results for the second quarter ended June 30, 2022.

Second Quarter 2022 Financial Summary (Non-GAAP)

	For the three months ended		For the six months ended
	June 30,		June 30,
	Successor	Predecessor	Successor	Predecessor
(in thousands)	2022	2021	2022	2021
Net Income (Loss)	$(10,336)	$3,268	$(24,904)	$6,060
Provision for income taxes	753	299	1,234	550
Interest expense, net	6,910	44	13,529	77
Depreciation & amortization	4,671	206	9,197	408
EBITDA	1,998	3,817	(944)	7,095
Transaction related fees(a)	588	294	588	294
Change in Fair Value of Financial Instruments(b)	(694)	—	(1,164)	—
Fair Value Step-up of Inventory (c)	2,211	—	4,345	—
Infrequent events(d)	(1,046)	87	(235)	87
Management fees(e)	—	400	—	400
Stock compensation expense (f)	—	—	662	—
Adjusted EBITDA	$3,057	$4,598	$3,252	$7,876

(a)	For the three and six months ended June 30, 2022, transaction fees relate to the consulting legal and accounting fees related to the acquisitions of Theraplant and True Harvest and their corresponding contractual filing requirements of an S-1 to register shares. For the three and six months ended June 30, 2021, transaction fees relate to consulting, legal, and accounting fees in preparation for the Theraplant Business Combination.

(b)	Change in Fair Value of Financial Instruments represent the (gain)/loss related to private warrants and other derivative instruments. For the three and six months ended June 30, 2022, the Company recognized a gain of $694 thousand and $1,164 on its financial instruments which resulted primarily from fluctuations in the Company’s stock price.

(c)	Represents the impact to the cost of goods sold due to the fair value step up of inventory from purchase accounting.

(d)	For the three months ended June 30, 2022, infrequent events relates to $1,046 thousand gain on contingent consideration. For the six months ended June 30, 2022, infrequent events relates to the $1,046 thousand gain on contingent consideration, offset by the $811 thousand loss on note settlement. For the six months ended June 30, 2021, the $87 thousand is consisted of $29 thousand related to costs related to a fire in a grow room causing repair expenses that had not yet been recovered by insurance, as well as $58 thousand related to lobbyist fees related to Connecticut cannabis regulation proposals.

(e)	Represents management fees associated with management consulting services that were not required to be paid after the closing of the Theraplant Business Combination.

(f)	Represents share based compensation incurred for the six months ended June 30, 2022 as part of the Company’s equity incentive plan.

	Successor	Predecessor
(in thousands)	June 30, 2022	June 30, 2021
Revenues	$9,191	$6,570
Cost of Goods Sold*	6,297	2,127
Gross Profit*	2,894	4,443
Gross Margin*	31.5%	67.6%
Adjusted EBITDA	3,057	4,598
Net Income	$(10,336)	$3,268
Basic Earnings per Share	(0.63)	**

*	Cost of Goods Sold includes $2,211 of additional expense due to the fair value step up of inventory from purchase accounting, which negatively impacts gross profit by $2,211 and gross margin by 24%.

**	Predecessor earnings per shares attributable to Angel Founder Units, Series A units, and Series R units were $15.77 per share, respectively; however, presentation of predecessor results not deemed comparable to results of successor given changes in capitalization and holding company results of operation.

Management Commentary

“During the second quarter, we continued to strengthen our operational foundation in both Connecticut and Arizona,” said Mickey Harley, CEO of Greenrose. “Our revenues increased 40% year-over-year due to incremental contributions from True Harvest, where we substantially reduced our inventory backlog and generated sequential month-over-month sales improvements. At Theraplant, we continued to navigate demand headwinds within the state’s current medical market, but worked to further activate our increased cultivation capacity and build inventory ahead of Connecticut’s expected commencement of recreational cannabis sales. While we continued to incur higher costs associated with ramping our expanded cultivation capacity at both True Harvest and Theraplant, we believe this work improves our positioning for improving our operations in Arizona and preparing for Connecticut’s forthcoming recreational market, respectively. As we progress into the second half of 2022, we remain focused on leveraging our existing production efficiencies to deepen and expand our presence in our existing state markets.

“In Connecticut, we are focused on ramping our harvests to build additional inventory as we prepare to supply the expected recreational market, and we are closely monitoring regulatory progress on this front. After populating all grow rooms at our expanded Theraplant cultivation operations in the first quarter of this year, we successfully completed our first harvest out of our two newest Theraplant grow rooms in June. Subsequent to the second quarter, Greenrose, together with partners, applied for four retail licenses and two hybrid retail licenses as part of the state’s equity joint venture (EJV) program, but the four Greenrose-related retail licenses were among the 14 retail applications that were recently denied by Connecticut’s Social Equity Council. We are working to address deficiencies in the applications.

“In Arizona, we continue activating our expanded cultivation capacity. While True Harvest’s second quarter revenue continues to reflect the impacts of production interruptions stemming from construction on our additional grow rooms, these impacts have gradually eased relative to the first quarter of this year. We have opened our seventh and eighth grow rooms at True Harvest and have overcome some of the post-harvest bottlenecks we experienced in the first quarter. As we bring more of our capacity online, we look forward to further improving our operational efficiencies and implementing them on an even greater scale.”

Paul “Otto” Wimer, Chief Business Officer of Greenrose, added: “Subsequent to the second quarter, we announced two new key leadership additions. We appointed Benjamin Rose to our board of directors, effective August 1, 2022, and named Bernard Wang as our new chief financial officer, effective August 8, 2022. Mr. Rose and Mr. Wang bring over 25 years of experience in finance and investments, and public accounting and management, respectively, including strong public company and cannabis industry experience. We believe their deep expertise will help us advance our strategic progress as an early-stage multi-state operator. With our strengthened leadership team and our growing production operations, we aim to continue enhancing our positions in Connecticut and Arizona to capitalize on market expansion opportunities as they arise.”

Second Quarter 2022 Financial Results

For the second quarter ended June 30, 2022, the Company’s revenue, net of discounts increased 40% to $9.2 million compared to $6.6 million in the prior year quarter. The increase primarily reflects incremental revenue contributions from True Harvest compared to the prior year period, which only included contributions from Theraplant. Theraplant’s second quarter revenues decreased year-over year as a result of sustained demand headwinds in Connecticut’s medical market, as well as increased competition and impacts from the state’s illicit market. True Harvest’s second quarter revenue performance continues to reflect the impacts of production disruptions resulting from the facility’s recent expansion.

Cost of goods sold, net for the second quarter ended June 30, 2022 was $6.3 million compared to $2.1 million in the prior year quarter. The increase was due to purchase accounting considerations in the fair value step up of inventory, which amounted to a $1.2 million cost increase for Theraplant. Cost of goods sold during the second quarter also reflects a $2.9 million cost contribution from True Harvest, including True Harvest’s fair value step up of inventory. The Company also continued to incur start-up costs related to initial planting and production processes at Theraplant’s new production facility, as well as ramping its expanded capacity at both Theraplant and True Harvest.

Gross profit for the second quarter ended June 30, 2022, was $2.9 million compared to $4.4 million in the prior year quarter. The decrease was primarily due to the aforementioned purchase accounting considerations in the fair value step up of inventory, partially offset by $1.3 million in incremental gross profit contribution from True Harvest.

General and administrative expenses for the second quarter ended June 30, 2022 were $3.3 million compared to $0.6 million in the prior year quarter. The increase was primarily driven by incremental cost contributions from True Harvest relative to the prior year period—which only included expenses from Theraplant—as well as additional public company expenses.

Net income (loss) for the second quarter ended June 30, 2022 was $(10.3) million compared to $3.3 million in the prior year quarter. This was primarily attributable to the aforementioned revenue impacts of the production interruptions at True Harvest and ongoing demand headwinds in the Connecticut market, as well as increased interest expense of $6.9 million, purchase accounting fair value inventory step-up of $2.2 million, and intangible amortization expense of $4.0 million.

Adjusted EBITDA for the second quarter ended June 30, 2022 was $3.1 million compared to $4.6 million in the prior year quarter. The decrease was primarily driven by the aforementioned lower level of gross profit generated during the quarter, higher corporate general and administrative expenses, and costs related to ramping the Company’s production capacity at Theraplant and True Harvest.

Cash and cash equivalents combined with restricted cash was $2.7 million at June 30, 2022 compared to $9.1 million at December 31, 2021. The decrease was driven by acquisition-related expenses and debt obligations.

2022 Financial Outlook Update

Due to regulatory delays surrounding the expected timing of Connecticut’s recreational cannabis market, Greenrose is suspending its previously stated full year 2022 guidance. The Company expects to re-evaluate and provide further updates on its 2022 outlook as regulatory visibility improves.

Conference Call

Greenrose will conduct a conference call today at 5:00 p.m. Eastern time to discuss its results for the second quarter ended June 30, 2022.

Greenrose management will host the conference call, followed by a question-and-answer session.

Conference Call Date: August 22, 2022

Time: 5:00 p.m. Eastern time

Registration Link: https://register.vevent.com/register/BI9da0da5236ce42a5832d1a111ccf77c5

Please call the conference telephone number 5-10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here.

About The Greenrose Holding Company Inc.

The Greenrose Holding Company Inc. is a multi-state cultivator and producer of cannabis brands and products. Greenrose is driven by cultivation. It is understood that being a leader in the cannabis industry starts with outstanding flower derived from sophisticated genetics and scalable grow methods. Greenrose aims to be a vertically integrated company that looks for scale and horizontal consolidation. For more information, please visit greenroseholdings.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measures that represents earnings before interest expense, income taxes, depreciations, and amortization, or EBITDA, and further adjustments to EBITDA to exclude certain non-cash items and other non-recurring items that management believes are not indicative of ongoing operations. We disclose EBITDA and Adjusted EBITDA because these non-GAAP measures are key measures used by our management to evaluate our business, measure its operating performance, and make strategic decisions. We believe EBITDA and Adjusted EBITDA may be useful for investors and others in understanding and evaluating our operations results in the same manner as its management. However, EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as a substitute for net income, income before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA and Adjusted EBITDA or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.

Forward-Looking Statements

Certain statements made in this release are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words "estimates," "projected," "expects," "anticipates," "forecasts," "plans," "intends," "believes," "seeks," "may," "will," "should," "future," "propose" and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Greenrose's control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	liquidity of Greenrose's stock;

●	Greenrose's ability to manage growth; Greenrose's ability to identify and integrate other future acquisitions;

●	servicing Greenrose debt will require a significant amount of cash;

●	lacking sufficient capital or the inability to raise additional capital, whether equity or debt;

●	rising costs adversely affecting Greenrose's profitability;

●	competition in the legal cannabis industry;

●	adverse changes to the legal environment for the cannabis industry; and general economic and market conditions impacting demand for Greenrose's products and services;

●	failure to realize the anticipated benefits of recently completed and future acquisitions, including delays in consummating any future acquisitions or difficulty in, or costs associated with, integrating the businesses of Greenrose, Theraplant and True Harvest;

●	prevailing prices for cannabis products in the markets in which Greenrose operates;

●	new regulations or pending changes (and the timing of any such changes) in the current regulations in the states of Connecticut and Arizona where the businesses of Theraplant and True Harvest operate, respectively;

●	the effects of competition on Greenrose’s business;

●	costs related to potential acquisitions; and

●	those factors discussed in Greenrose’s Form 10-K filed April 15, 2022 under the heading “Risk Factors,” and other documents of Greenrose filed, or to be filed, with the SEC.

If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Greenrose does not presently know or that Greenrose currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

In addition, forward-looking statements reflect Greenrose’s expectations, plans or forecasts of future events and views as of the date hereof. Greenrose anticipates that subsequent events and developments will cause its assessments to change. However, while Greenrose may elect to update these forward-looking statements at some point in the future, Greenrose specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Greenrose’s assessments as of any date subsequent to the date hereof. Accordingly, readers should not unduly rely on any projections or other forward-looking statements or data contained herein.

Investor Relations Contact:
Gateway Group, Inc.
Cody Slach or Jackie Keshner
(949) 574-3860
GNRS@gatewayir.com

Greenrose Contact:
Daniel Harley
Executive Vice President, Investor Relations
(516) 307-0383
ir@greenroseholdings.com

The Greenrose Holding Company Inc.

Condensed Consolidated Balance Sheets

As of June 30, 2022 and December 31, 2021

(in thousands, except share amounts)

	June 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$981	$7,240
Restricted Cash	1,743	1,817
Marketable Security	633	1,694
Accounts Receivable, net	2,604	1,197
Inventories	11,121	12,513
Prepaid expenses and other current assets	1,289	3,031
Total current assets	18,371	27,492
Intangible assets, net	105,784	113,684
Property and equipment, net	25,215	25,209
Goodwill	65,791	71,658
Other assets	1,199	1,050
Total assets	$216,360	$239,093
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$11,633	$18,916
Current Tax Payable	1,210	38
Current Portion of Note Payable	110,083	106,015
Convertible Promissory Note - Related Parties	-	2,000
Promissory Notes - Related Parties	-	641
Due to Related Parties	870	846
Due to Prior Members	599	1,130
Other Current Liabilities	168	1,340
Total current liabilities	124,563	130,926
Contingent Consideration	14,215	20,880
Note Payable, Net of Current Portion	9,723	-
Private Warrants Liabilities	556	436
Warrant Liabilities	16,958	16,601
Derivative Liability	-	1,167
Total liabilities	166,015	170,010
Commitments and contingencies

Stockholders’ Equity
Common stock, $0.0001 par value; 150,000,000 shares authorized; 17,649,561 and 16,061,190 shares issued and outstanding at June 30, 2022 December 31, 2021, respectively.	2	2
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Additional paid-in capital	77,025	70,859
Accumulated deficit	(26,682)	(1,778)
Total Stockholders’ Equity	50,345	69,083
Total liabilities and Stockholders’ Equity	$216,360	$239,093

The Greenrose Holding Company Inc.

Condensed Consolidated Statements of Operations (Unaudited)

For the three and six months ended June 30, 2022 and 2021

(in thousands, except share and per share amounts)

	For the Three Months Ended		For the Six Months Ended
	Successor	Predecessor	Successor	Predecessor
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Revenue	$9,191	$6,570	$17,380	$13,720
Cost of Goods Sold	6,297	2,127	12,650	4,825
Gross Profit	2,894	4,443	4,730	8,895
Expenses from Operations
Selling and Marketing	27	183	53	187
General, and Administrative	3,296	634	8,272	1,995
Depreciation and Amortization	3,984	15	7,945	26
Total Expenses from Operations	7,307	832	16,270	2,208
Income From Operation	(4,413)	3,611	(11,540)	6,687
Other income (expense):
Other income (expense), net	1,046	-	235	-
Interest Expense, net	(6,910)	(44)	(13,529)	(77)
Change in Fair Value in Financial Instruments	694	-	1,164	-
Total other income (expense), net	(5,170)	(44)	(12,130)	(77)

Income Before Provision for Income Taxes	(9,583)	3,567	(23,670)	6,610

Provision for Income Taxes	(753)	(299)	(1,234)	(550)
Net Income	$(10,336)	$3,268	$(24,904)	$6,060

Successor earnings per share
Earnings per common share
Basic and diluted	$(0.63)		$(1.54)

Weighted average shares outstanding
Basic and diluted	16,523,208		16,210,535

Predecessor earnings per share
Net Income per share – basic and diluted – attributable to:
Angel Founder Units		$15.77		$29.31
Series A Units		$15.77		$29.31
Series R Units		$15.77		$29.31

Weighted average shares – basic and diluted – attributable to:
Angel Founder Units		110,000		110,000
Series A Units		42,761		42,761
Series R Units		54,000		54,000

The Greenrose Holding Company Inc.

Condensed Consolidated Statements of Changes in Stockholders’ Equity/Members’ Equity (Unaudited)

For the three and six months ended June 30, 2022 and 2021

	Successor
(in thousands except share amounts)	Common Stock	Amount	Additional Paid In Capital	Accumulated (Deficit)	Total Stockholder’s Equity
Balance at December 31, 2021	16,061,190	$2	$70,859	$(1,778)	$69,083
Issuance of stock options	-	-	225	-	225
Settlement of Investor Shares released from lockup	-	-	1,390	-	1,390
Issuance of shares in settlement of promissory note	685,289	-	2,864	-	2,864
Issuance of shares to board members	73,700	-	387	-	387
Issuance of shares to Investor	753,165	-	1,000	-	1,000
Issuance of shares to vender	11,905	-	50	-	50
Net Loss	-	-	-	(14,568)	(14,568)
Balance at March 31, 2022	17,585,249	$2	$76,775	$(16,346)	$60,431
Share repayment of Imperial Note	64,312	-	250	-	250
Net Loss	-	-	-	(10,336)	(10,336)
Balance at June 30, 2022	17,649,561	$2	$77,025	$(26,682)	$50,345

Predecessor
(in thousands)	Total Members’ Equity
Balance, December 31, 2020	$12,245
Distributions to Members	-
Net Income	2,792
Balance at March 31, 2021	$15,037
Distributions to Members	(4,000)
Net Income	3,268
Balance at June 30, 2021	$14,305

The Greenrose Holding Company Inc.

Condensed Consolidated Statement of Cash Flows (Unaudited)

For the six months ended June 30, 2022 and 2021

(in thousands)

	Successor	Predecessor
	June 30,	June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(24,904)	$6,060
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,197	408
Change in fair value in financial instruments	1,454	-
Gain on contingent consideration	(1,045)	-
Share based compensation	662	-
Amortization of debt discount & issuance fees	2,935	-
Interest Expense - PIK	4,541	-

Change in operating assets and liabilities:
Accounts receivable	(1,407)	(40)
Prepaid expenses and other assets	1,593	(108)
Inventories	1,392	(46)
Accounts payable and accrued liabilities	3,222	607
Deferred tax liabilities	1,172	1
Net Cash Provided by (Used in) Operating Activities	(1,188)	6,882

Cash flows from investing activities:
Purchases of property and equipment	(1,287)	(3,276)
Net cash used in investing activities	(1,287)	(3,276)

Cash flows from financing activities:
Proceeds from notes payable	-	1,780
Principal repayments of notes payable	(3,858)	(34)
Distributions to members	-	(3,856)
Net Cash Used in Financing Activities	(3,858)	(2,110)

Net increase (decrease) in cash, cash equivalents and restricted cash	(6,333)	1,496
Cash, cash equivalents and restricted cash, beginning of period	9,057	2,263
Cash, cash equivalents and restricted cash, end of period	2,724	3,759

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	981	3,759
Restricted cash	1,743	-
Total cash, cash equivalents and restricted cash, end of period	$2,724	$3,759

Supplemental disclosure of cash flow information
Cash paid for interest (net of interest capitalized)	$2,870
Cash paid for income taxes	$62

Supplemental disclosure of non-cash investing and financing activities
Investor shares released from lockup	$1,390
Investor share settled liabilities	$1,250
Settlement of Sponsor Notes	$2,641
Reclass of accrued liability to note payable	$10,423
Goodwill measurement period adjustment	$5,867
Capital expenditures payable	$16